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                                                                       Exhibit 8



                            THE SOLUTION MUTUAL FUNDS

                          Administrative Services Plan

                           Effective: __________, 2000

                             (Institutional Shares)

      Section 1. Upon the recommendation of BISYS Fund Services Limited Partnership, a limited partnership that acts as the administrator of the shares of Solution Mutual Funds, a Massachusetts business trust (the "Trust"), or such entity as shall from time to time act as the administrator of the Trust's shares (the "Administrator"), the Trust is authorized to execute and deliver, in the name and on behalf of the Solution Growth & Income Fund, Solution Intermediate Government Bond Fund, Solution Tax-Exempt Bond Fund, Solution Money Market Fund, Solution Treasury Money Market Fund and Solution Tax-Exempt Money Market Fund (each a "Fund" and collectively the "Funds"), written agreements in substantially the form attached hereto or in any other form duly approved by the Trustees of the Trust ("Servicing Agreements") with financial institutions that are shareholders of record or that have a servicing relationship ("Service Organizations") with the beneficial owners of Institutional Shares of the Funds (the "Shares"). Such Servicing Agreements shall require the Service Organizations to provide administrative support services as set forth therein to their customers who own of record or beneficially Shares (as described in the Funds' Prospectuses) in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of up to
 .30% for the Solution Growth & Income Fund, Solution Intermediate Government Bond Fund and Solution Tax Exempt Bond Fund and .25% for the Solution Money Market Fund, Solution Treasury Money Market Fund and Solution Tax-Exempt Money Market Fund, of the average daily net asset value of such Shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, or other financial institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by the Trust with respect to the Shares of a particular Fund in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of the Shares of the relevant Fund, [provided that the Trust's current Plan pursuant to Rule 18f-3 permits allocation of such expenses proportionally to the assets held with respect to a Fund's Institutional Shares, and further provided that the Trustees of the Trust have determined that such expenses should be so allocated.]

         Section 2. The Administrator shall monitor the arrangements pertaining to the Trust's Servicing Agreements with Service Organizations in accordance with the terms of the Administration Agreement between the Administrator and the Trust. The Administrator shall

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not, however, be obliged by this Plan to recommend, and the Trust shall not be obliged to execute, any Servicing Agreement with any qualifying Service Organization.

      Section 3. So long as this Plan is in effect, the Administrator shall provide to the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

      Section 4. This Plan shall not take effect until it has been approved by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust. This Plan shall continue in effect for a period of more than one year after the date this Plan takes effect, but only so long as such continuance is specifically approved at least annually by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan.

      Section 5. This Plan may be amended at any time with respect to any Fund by the Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

      Section 6. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Independent Trustees.

      Section 7. While this Plan is in effect, the selection and nomination of those Independent Trustees shall be committed to the discretion of the Trust's Independent Trustees.

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